Revised August 22, 1997

August 14, 1997


Mr. Salvatore Alini
5482 Livorno Court
San Jose, CA 95138

Dear Sal:

I am pleased to extend to you an offer of employment to join Sync Research in the role Vice President Engineering reporting directly to Roger Dorf, President and Chief Executive Officer.

The elements of your employment offer are as follows:

The base salary for this position is $9166.67 per month (which annualizes to $110,000). A new salary will become effective on January 1, 1999, of $13,750 per month ($165,000 annualized) plus any merit increase earned.

A lump sum of $4583.33 per month ($55,000 annualized) plus earned merit, plus interest (prime rate plus 1%) starting from date of employment, will be paid June 15, 1999. Should your employment terminate prior to the date of June 15, 1999, the total lump sum to date plus earned merit and interest will be paid out.

In addition, you would be eligible to participate in our Executive Compensation Bonus Plan, if approved by the Board, for 1998. This plan is currently under development. Based upon the Company meeting its annual financial plan, your individual bonus target would be somewhere between 30% and 50% of salary and lump sum amount beginning in 1998. For 1997, no Plan payout is anticipated. Bonus pay out will not occur prior to June 15, 1999.

Subject to the approval of The Board of Directors, you will be granted options to purchase 200,000 shares of the company's common stock. This grant will be subject to execution of appropriate written option agreements under the company's Employee Stock Plan. The options will provide the vesting of 25% of the shares after one year of employment, and 1/48 per month thereafter, subject to continued employment. The exercise price of the options will be equal to the fair market value of the Company's Common Stock on the date of grant.

Sync Research offers a comprehensive benefits program including medical insurance which becomes effective on the first of the month following your first day of employment, as well as eligibility for participation in our 401K Plan.

Vacation time of two weeks per year will be accrued from date of hire, however, it is understood that you may take a total of three weeks per year.

To assist you and your family in your move to the Southern California area, Sync will reimburse you for actual and reasonable costs associated with your relocation up to a maximum of $100,000. This will include costs associated with the buying and selling of homes, packing, moving and unpacking of household goods, and temporary living expenses. After completion of your relocation, Sync will provide you with tax gross up anticipated to be 40% - 50%. The gross up amount is outside the relocation allowance. Additionally, Sync utilizes the services of a relocation assistance company to assist with neighborhood selection, housing availability and all the details of a smooth relocation.

If your employment is terminated by the Company other than for cause (as defined by statute in California) within one year following a Change in Control, then the attached Change of Control Severance Agreement will become effective.
If a change of control occurs prior to May 1999, your consulting contract rate will be $9166.67 per month ($110,000 annualized) until May 1999 and $13,750 per month ($165,000 annualized) plus any merit increase earned, after May 1999.

Upon acceptance, this letter will form the basis of your "at will" employment relationship with Sync Research. Either you or Sync reserve the right to end the employment relationship at any time and for any reason, by giving written notice to the other party. This offer of employment will expire August 22, 1997, if unaccepted.

As a condition of employment, you are required to provide proof of your legal right to work in the United States in compliance with the INS (Immigration and Naturalization Service) rules. This form will be provided to you on your first day of employment. You will also be expected to execute and deliver a confidentiality proprietary rights agreement in consideration of your employment.

Sal, all of us associated with Sync who have had the opportunity to meet with you are convinced that you will be a excellent addition to the team. Please sign a copy of this letter, indicating your anticipated start date and return to me.

Sincerely,

SYNC RESEARCH



Roger Dorf
President and CEO

ACCEPTED AND AGREED:



Sal Alini                          Date                Start Date